Exhibit 99.1

Creatd Streamlines C-Suite and Attracts High-Caliber Expertise to its Board of Directors

●	Jeremy Frommer named Executive Chairman and Founder

●	Laurie Weisberg becomes Creatd’s sole CEO

●	Three new members were appointed to the Company’s board, bringing deep market knowledge in the areas of strategy, product, operational development, finance, and governance.

NEW YORK, Feb. 17, 2022 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD) (“Creatd” or the “Company”), a creator-first holding company, today announced a series of key changes to its leadership team and Board of Directors, designed to position the company for the future.

Effective as of February 17, 2022, the new board of independent directors has appointed Jeremy Frommer, the Company’s Founder, and its CEO since inception, as Executive Chairman and Founder. In addition, Laurie Weisberg, who previously shared the co-CEO title with Mr. Frommer, has been appointed the Company’s sole CEO. Both Mr. Frommer and Ms. Weisberg remain on the board.

Jeremy Frommer commented, “As we complete our transition into a fully commercialized technology company with four high-growth business segments, we are proud to introduce our new board, whose collective expertise covers the key areas needed at this stage of the Company’s lifecycle, including digital strategy, e-commerce, product, people development, operations, finance, and corporate governance.”

In addition to Mr. Frommer and Ms. Weisberg, the Company’s Board of Directors now consists of Joanna Bloor, Brad Justus, and Lorraine Hendrickson as its independent members.

Joanna Bloor

Ms. Bloor has a 25+-year track record of scaling companies of all sizes and stages, having worked with leading global companies such as Ticketmaster, Cars.com, OpenTable, and Pandora. Ms. Bloor’s work focuses on maximizing the potential of individuals and teams, and implementing revenue growth strategies while fostering a strong corporate culture. Joanna is also the Founder and CEO of The Amplify Lab, a career coaching company rooted in technology, data, and human experiences.

Brad Justus

Mr. Justus is Director of International Publishing at Riot Games; in 2020, he led the creator-driven global launch of the blockbuster game VALORANT. Mr. Justus has held the role of Vice President of Marketing and Brand Experience at ROBLOX, where he was tasked with building the ROBLOX brand and defining product and community strategy. Brad was also a Vice President at the LEGO Company, where he built and led the global direct-to-consumer business. Mr. Justus has additionally held numerous executive roles at technology companies including Art.com and CEO of Informative, a customer engagement technology firm.

Lorraine Hendrickson

Ms. Hendrickson worked in the US, London, and Hong Kong for Bank of New York Mellon (BNY Mellon) and Merrill Lynch Investment Management, ultimately becoming BNY Mellon’s Chief Administration Officer and leading their global distribution efforts. She brings comprehensive and diverse experience combining a broad range of strategic, operational, and regulatory expertise with an impressive and extensive understanding of financial markets, investment strategies and practices, and governance frameworks. Most recently, Ms. Hendrickson held the position of Program Director for London CIV (LCIV), the first alternative investment vehicle owned and operated by the City of London, managing £25bn of public pension funds.

Commented Laurie Weisberg, newly appointed sole CEO of Creatd, “Our newly formed board is distinctly suited to help refine our current strategies for growing Creatd’s presence and success within the creator economy. In addition to contributing their real-life operational insight, these talented additions each possess an extensive network and long-held personal relationships, that can be leveraged for our great collective benefit.”

Following the appointment of the new directors, and prior to the appointment of Mr. Frommer and Ms. Weisberg to their new positions, the Board’s previous independent directors resigned, effective February 17, 2022.

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD) is a creator-first technology holding company and the parent company of the Vocal platform. Our mission is to empower creators, entrepreneurs, and brands through technology and partnership. We accomplish this through Creatd’s four business pillars: Creatd Labs, Creatd Partners, Creatd Ventures, and Creatd Studios.

For news and updates, subscribe to Creatd’s newsletter: https://creatd.com/newsletter

Investor Relations Contact: ir@creatd.com

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